NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Investor Inquiries	Media

	StemCells, Inc. Megan Meloni (650) 475-3105	Russo Partners Ian Stone (619) 528-2220 David Schull (212) 845-4271

STEMCELLS, INC. CLOSES $10 MILLION COMMON STOCK FINANCING

PALO ALTO, Calif., January 11, 2011 – StemCells, Inc. (NASDAQ: STEM) announced today that it has closed the sale of 10 million shares of common stock, at a fixed price of $1.00 per share. The Company received total proceeds, net of offering expenses and placement agency fees, of approximately $9.4 million. The common stock was sold in a registered direct offering under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission. The proceeds will be used for general corporate purposes, including working capital, product development and capital expenditures, as well as for other strategic purposes. At September 30, 2010, the Company had cash, cash equivalents, and marketable securities of $24.7 million, and together with the net proceeds of this offering, would have a pro forma cash balance of $34.1 million. No warrants were issued in the financing, although the investors were granted an option to purchase up to an additional six million shares of common stock at a price of $1.00 per share, exercisable at their election until February 18, 2011.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. In its therapeutic product development programs, StemCells is targeting disorders of the central nervous system and the liver. StemCells’ lead product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in clinical development for spinal cord injury and the treatment of two fatal neurodegenerative disorders in children, and in preclinical development for retinal disorders such as age-related macular degeneration. StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand, and is developing stem cell-based assay platforms for use in pharmaceutical research, drug discovery and drug development.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); including the possibility of one or more subsequent closings in the financing described above and the expected use of net proceeds; the development and commercialization of the Company’s cell-based technologies; clinical development of its HuCNS-SC cells; and the prospects for the Company to pursue non-therapeutic applications of its cell-based technologies. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties, including that the proposed offering is subject to market conditions and other factors and to other risks and uncertainties to which the Company is subject, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in its subsequent reports on Form 10-Q and Form 8-K.

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